Exhibit 1.01

STERIS plc

Conflict Minerals Report for the Reporting Period from January 1, 2018 to December 31, 2018

Introduction

This Conflict Minerals Report is filed by STERIS plc (“STERIS”) for the reporting period from January 1, 2018 to December 31, 2018 (the “Reporting Period”) as Exhibit 1.01 to STERIS’s Form SD pursuant to the requirements of Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”), which was promulgated pursuant to the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Rule requires the annual filing with the Securities and Exchange Commission (“SEC”) of a Form SD, together with this Report (if relevant) as an Exhibit to Form SD, by STERIS regarding the sourcing of those conflict minerals (as defined below) contained in the products that STERIS and its subsidiaries (collectively, the “Company”) manufacture or contract to manufacture if the conflict minerals are necessary to the production or functionality of the products. Conflict minerals are defined as columbite-tantalite (also known as coltan, the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), gold, and wolframite (the metal ore from which tungsten is extracted), or their derivatives, or any other mineral or its derivatives designated in specified circumstances by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”). These conflict minerals are currently limited to tin, tantalum, tungsten and gold (“3TG” or “conflict minerals”).

As permitted by applicable guidance of the SEC, the Company has not obtained an independent private sector audit for this Conflict Minerals Report. The contents of any website referred to in this Conflict Minerals Report is not incorporated by reference in this Conflict Minerals Report.

The Company

The Company is a leading provider of infection prevention and other procedural products and services focused primarily on healthcare, pharmaceuticals, and research. Products manufactured or otherwise offered by the Company include the following: sterilizers, anti-bacterial wipes, generators and liquid chemical sterilant processing systems; automated washer/disinfector systems; general and specialty surgical tables; surgical and examination lights, operating room integration equipment including monitors, equipment management systems, warming cabinets, and other complementary products and accessories; high purity water equipment; operating room storage cabinets and scrub sinks; wound dressings and gastrointestinal endoscopy accessories and replacement parts; and cleaning chemistries and sterility assurance products and cleansing products. The Company also provides the following types of services: equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory testing services and on-site and off-site reprocessing.

Only certain STERIS products contain one or more 3TGs and fall in the scope of the Rule. We have determined that the following product lines contain or may contain 3TGs: sterilizers, generators and liquid chemical sterilant processing systems, automated washer/disinfector systems, general and specialty surgical tables, surgical and examination lights, warming cabinets, and high purity water equipment.

Company Supply Chains

The Company manufactures its products from components, raw materials and other materials purchased from third-party suppliers. These suppliers are located all over the world. The Company utilizes several different supply chains to support its manufacturing operations. In many cases there are numerous upstream layers involved in the Company supply chains, with the Company being a remote distance downstream from the smelter or refiner at which the conflict minerals are processed. We do not purchase any conflict minerals directly from miners, smelters or refiners. Therefore, we must rely on our direct and indirect suppliers to provide information about the origin of any conflict minerals in our products.

Reasonable Country of Origin Inquiry (“RCOI”)

For reporting year 2018, our RCOI process utilized a risk-based approach to determine which of our suppliers we should survey for information regarding their conflict minerals sourcing. Our Senior Director of Internal Audit and Compliance, who reports directly to our Senior Vice President and Chief Compliance Officer, leads our conflict minerals compliance program. The Senior Director of Internal Audit and Compliance and a group of Company employees representing the compliance, supply chain, information technology and legal departments of the Company (the “Compliance Team”) reviewed and analyzed information about our products and supply chains to determine which product components and materials might be reasonably likely to contain necessary 3TGs. We based this determination on the nature of, and the suppliers of, the products and materials purchased. This focused, multi-variable analysis resulted in a refined list of suppliers that we determined potentially supplied us with products or materials containing 3TG (our “relevant suppliers”).

We engaged Assent Compliance, a third-party consultant (“Assent”), to assist with our RCOI, supplier engagement, and due diligence. We sent each of our relevant suppliers an introductory email describing our conflict minerals compliance program requirements and introducing them to Assent. Assent then engaged with those relevant suppliers and asked them to provide and/or update their RCOI information. We utilized the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative, now known as the Responsible Minerals Initiative (“RMI”) (revision 5.11 or higher) to conduct a survey of all in scope suppliers. We periodically reviewed the supplier list to determine whether there were any irrelevant or “out of scope” suppliers that should be removed from the survey process.

Assent requested that all suppliers complete a CMRT and offered online training and education intended to guide suppliers on best practices related to the use of the CMRT. All submitted forms were accepted and classified as valid or invalid so that all data was retained. We directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process or claimed they were under no obligation to respond to us either because they were distributors or were located outside of the US or had been sold to non-US entities and requested such suppliers to complete the CMRT and submit it to Assent. In some cases, we made multiple follow-up requests to the same supplier. We continued to engage our suppliers throughout the entire RCOI process by providing feedback on smelters and refiners that suppliers named, reminders for any non-responsive suppliers, and detailed reasoning and recommendations for suppliers whose data did not meet Assent’s validity-check expectations. Assent compared the data obtained from our suppliers’ responses to information that had been collected and verified by third parties, including information from the RMI website and information in Assent’s database in order to determine the country of origin with the greatest possible specificity.

The Company accomplished an improvement in the number of responses from our suppliers over reporting year 2017. Specifically, the Company accomplished a 2% increase in the number of supplier responses for the reporting year 2018 over those for the reporting year 2017. Our suppliers identified 325 smelters and refiners. Based on the information available to us as a member of RMI, as of May 15, 2019, 45 of those smelters and refiners were reported to have some sourcing from the Covered Countries.

In the course of our RCOI, we were not able to definitively confirm the country of origin of all 3TGs that were contained in the materials or products that we purchased from our suppliers or to determine whether those 3TGs were from recycled or scrap sources. Therefore, we have concluded that some of our products manufactured during the reporting period contain necessary 3TGs that may have originated in the Covered Countries or may not be from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of these necessary 3TGs.

Due Diligence

Design of Due Diligence Measures

The Company’s due diligence measures were designed to conform in all material respects with the due diligence framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict–Affected and High-Risk Areas, and the related supplements for tin, tantalum, and tungsten and for gold, Third Edition, 2016 (“OECD Guidance”).

Due Diligence Measures Performed

Due diligence measures performed for reporting year 2018 consisted of the following:

1. OECD Step #1: Establish and Maintain Strong Company Management Systems. The Company’s compliance department oversaw the Company’s conflict minerals compliance program. The Senior Director of Internal Audit and Compliance led the Compliance Team in its efforts to address and mitigate any conflict minerals-related risk and reported directly to STERIS’s Senior Vice President and Chief Compliance Officer. The Compliance Team advised our relevant suppliers of the existence of the STERIS Conflict Minerals Sourcing Policy (“Policy”), which is available to the public via STERIS’s website at https://www.steris.com/about/business/conflict_minerals_sourcing_policy.cfm, and directed them to the website to review it. The Policy advises suppliers that failure to comply with the policy may result in termination of the Company’s relationship with the non-compliant supplier.

The Compliance Team also supported our engagement with our direct suppliers about our Supplier Code of Conduct (“Supplier Code”) which was released during 2017. The Supplier Code prohibits suppliers from incorporating materials or parts in materials or services supplied to STERIS that would violate any law or regulation because of the origin of the material, part or service. The Supplier Code further provides that suppliers must have a policy to reasonably assure that the tantalum, tin, tungsten and gold in the products they manufacture do not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the Covered Countries. The Supplier Code further provides that suppliers must exercise due diligence on the source and chain of custody of these materials and make the results of their due diligence measures available to STERIS upon request. The Supplier Code was released during 2017 and is available to the public via STERIS’s website at https://www.steris.com/about/business/supplier-code-of-conduct.cfm. Our Compliance Team provided periodic status reports to our Chief Compliance Officer and STERIS’s Board of Directors.

As part of the Company’s document retention policy, it is the Company’s policy to retain supplier responses and other communications and information relating to conflict minerals in electronic form for at least five (5) years.

During 2018, we emphasized supplier education and training relating to sourcing and information about the origin of conflict minerals. To accomplish this, we utilized Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to its Conflict Minerals training course at no cost.

The Company has grievance mechanisms whereby employees and suppliers can report concerns about the Company’s Policy and conflict minerals sourcing. Suppliers and other third parties may contact our conflict minerals team directly to communicate with us and may report grievances via our integrity helpline or webline, which are published in the STERIS Code of Business Conduct and the Supplier Code.

2. OECD Step #2: Identify and Assess Supply Chain Risk. We used a risk-based approach to identify our relevant suppliers for reporting year 2018. We identified those suppliers whose products were most likely to contain conflict minerals based on their commodity code within our materials planning system. We further refined our results by targeting those suppliers that represent a larger spend in order to maximize the impact of our survey efforts. On our behalf, Assent reviewed all responses received from our relevant suppliers and followed-up with them regarding incomplete responses and responses that appeared to be inaccurate. In addition, suppliers were contacted about the use of invalid forms and were encouraged to submit valid forms. Assent reviewed the lists of smelters and refiners provided by our suppliers and validated and cross-referenced that smelter and refiner information against information available through the RMI website. We provided information to our suppliers as to whether the smelters and refiners they listed were bona fide smelters or refiners and whether they had been audited and had a status of “conformant” with the Responsible Minerals Assurance Process (“RMAP”) or by RMAP-recognized programs (including the London Bullion Market Exchange Responsible Gold Programme, the Responsible Jewellery Council and the Tungsten Industry-Conflict Minerals Council), were active in such a process, were neither conformant nor active, or were not recognized as being a smelter or refiner.

For each facility that meets the RMI definition of a smelter or refiner of a 3TG, we assigned a risk rating of high, medium or low based on the following scoring criteria: geographic proximity to the Covered Countries, RMI audit status, and known or plausible evidence of unethical sourcing. In addition, we evaluated our suppliers on the strength of their conflict minerals programs as they were described in the suppliers’ CMRT responses. Based on that assignment of risk, we asked Assent to follow up directly with any supplier that identified certain smelters or refiners of the highest concern.

3. OECD Step #3: Design and Implement a Strategy to Respond to Identified Risks. As noted above, our Compliance Team periodically briefed our Chief Compliance Officer and our Board of Directors about the Company’s conflict minerals compliance activities and results of our due diligence measures. Also as noted above, we followed-up with nonresponding suppliers and suppliers who provided incomplete responses or responses we believed to be inaccurate. We provided information to certain suppliers about the Rule and why we must obtain conflict minerals information from them.

As part of a strategy to respond to identified risks, we made those suppliers aware of our Conflict Minerals Sourcing Policy, the Supplier Code and the potential consequences to suppliers of noncompliance. Additionally, we notified all non-responsive suppliers that the Company has recorded the lack of response, that their future responsiveness will be monitored, and that we expect their responsiveness to future inquiries and the potential consequences for a lack of response in the future.

Based on our review of the list of smelters and refiners named by our suppliers, we identified certain facilities as being of highest concern to the supply chain and have followed up directly with any supplier that named these facilities in its CMRT. When our supplier responses included any of these high-risk facilities, Assent instructed that supplier to take certain risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that it supplies to STERIS and escalating up to removal of these high risk smelters from its supply chain. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these risks from the supply chain.

4. OECD Step #4: Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices. We do not have a direct relationship with smelters or refiners of conflict minerals. Therefore, we do not carry out audits of smelters or refiners identified by our suppliers as being in their supply chains. However, we support audits conducted by third-parties as a part of RMI of which we are a member (member code: STER).

5. OECD Step #5: Report Annually on Supply Chain Due Diligence. We report on our conflict minerals due diligence annually, and we make our Form SD and this Conflict Minerals Report publicly available on our website at www.steris.com/about/ir/sec.cfm.

Results of Due Diligence

Some of our suppliers provided us with names of smelters and refiners that may have processed the necessary 3TGs in their supply chains. Based on the information available to us as a member of RMI and from Assent’s database, many of the smelters and refiners named by our suppliers for calendar year 2018 that reported to RMI some sourcing from the Covered Countries were designated as RMI conformant. Based on the responses provided by our suppliers as reviewed against the data available to us as RMI members and against Assent’s database, all as of May 15, 2019, we have concluded that some of the tin, tantalum, tungsten and gold contained in our products may have originated in the countries listed below.

1. Facilities Used to Process Necessary Conflict Minerals.

As a result of our due diligence, we obtained information from some of our suppliers about the smelters and refiners that processed the necessary conflict minerals in their supply chains. We reviewed our suppliers’ responses and compared the names of the smelters and refiners they disclosed to the information included on the RMI website. Because most of our suppliers provided company-level CMRTs, we were unable to determine whether any particular smelters or refiners named in their responses actually processed the necessary 3TGs in our products. However, based on our review of our suppliers’ responses, we believe that the facilities that may have been used to process the 3TGs contained in our products include, but may not be limited to, the smelters and refiners listed in Appendix A. Because most of our suppliers provided company-level CMRTs, it is likely that this list includes more facilities than those that actually processed the minerals contained in our products.

Based on the information provided by our suppliers in their CMRT responses, we believe that the facilities that may have been used to process the 3TGs in our products may include the smelters and refiners listed in Appendix A. Our supplier responses included conformant and active smelters and refiners and others that were unknown or that were not participating in the RMAP process. Only the conformant and active smelters and refiners, as well as other facilities verified as smelters or refiners based on the information available to us from Assent, have been listed in Appendix A.

2. Countries of Origin of Our Necessary Conflict Minerals.

Assent reviewed the lists of smelters and refiners provided by our direct suppliers and validated and cross-referenced that information against information available through the RMI website and Assent’s database. Based on this information, our suppliers’ responses and that information available to us as a member of RMI, as of May 15, 2019, the possible countries of origin of the necessary conflict minerals in our products include, but may not be limited to, the following:

Table 1

Possible Countries of Origin – Tin

Australia Bolivia (Plurinational State of) Brazil China Colombia Guinea Indonesia Laos	Malaysia Mongolia Myanmar Nigeria Peru Portugal Russian Federation Taiwan	Thailand United Kingdom of Great Britain and Northern Ireland Venezuela Burundi Rwanda Uganda Congo, Democratic Republic of the

Table 2

Possible Countries of Origin – Tantalum

Australia Austria Bolivia (Plurinational State of) Brazil China Colombia Ethiopia Guinea	India Madagascar Malaysia Nigeria Russian Federation Sierra Leone Thailand Mozambique	Burundi Rwanda Congo, Democratic Republic of the

Table 3

Possible Countries of Origin – Tungsten

Australia Bolivia Brazil China Colombia Guinea Indonesia	Laos Malaysia Mongolia Myanmar Nigeria Peru United Kingdom of Great Britain and Northern Ireland	Russian Federation Taiwan Thailand United States of America Burundi Rwanda Congo, Democratic Republic of the

Table 4

Possible Countries of Origin – Gold

Benin Bolivia (Plurinational State of) Brazil Chile Colombia Ecuador Eritrea	Ghana Guinea Guyana Mali Mauritania Nicaragua Niger	Peru Swaziland Togo South Africa Tanzania

3. Efforts to Determine Mine or Location of Origin.

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our necessary conflict minerals to the greatest possible specificity is to seek information from our direct suppliers about the smelters and refiners and the countries of origin of the necessary conflict minerals in our supply chain and to ask our suppliers to make the same inquiries from their suppliers. As noted above, upon receipt of supplier-provided data, we utilized our RMI membership and relationship with Assent to determine the possible countries of origin by cross-referencing the data against RMI’s lists of recognized conformant smelters and refiners and against Assent’s database.

Steps Taken and Being Taken to Mitigate Risk and Improve Due Diligence

In reporting year 2018, the Company further strengthened its internal management system by merging the compliance department with the internal audit department to lead the Compliance Team in its efforts to address and mitigate any conflict minerals-related sourcing risk. The Company expanded the number of STERIS business units whose suppliers were requested to provide sourcing information about the conflict minerals contained in the products they sold to us. The Company has continued working with Assent on our RCOI and due diligence process. We have increased our follow-up efforts to obtain more complete information from our suppliers regarding countries of origin, smelters and refiners. These efforts have increased the number of validated responses received. We intend to continue and increase these follow up efforts in the next reporting year. Currently, we also expect to continue providing additional background and educational information to suppliers where necessary to facilitate obtaining responses. STERIS currently expects to continue to fund and participate in the RMI which reduces conflict minerals risk for all supply chains by working to increase the number of smelters and refiners whose due diligence practices meet the Responsible Mineral Assessment Protocols.

Forward-Looking Statements

Certain statements contained in this Report, including those made under the “Steps Taken and Being Taken to Mitigate Risk and Improve Due Diligence” section, reflect the Company’s expectations with respect to future performance and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements of the plans and objectives of management for future operations. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company.

APPENDIX A

Metal	Standard Smelter Name	Smelter ID
Gold	8853 S.p.A.	CID002763
Gold	Abington Reldan Metals, LLC	CID002708
Gold	Advanced Chemical Company	CID000015
Gold	African Gold Refinery	CID003185
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold LLC	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058
Gold	Argor-Heraeus S.A.	CID000077
Gold	Asahi Pretec Corp.	CID000082
Gold	Asahi Refining Canada Ltd.	CID000924
Gold	Asahi Refining USA Inc.	CID000920
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103
Gold	AU Traders and Refiners	CID002850
Gold	Aurubis AG	CID000113
Gold	Bangalore Refinery	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128
Gold	Boliden AB	CID000157
Gold	C. Hafner GmbH + Co. KG	CID000176
Gold	Caridad	CID000180
Gold	CCR Refinery—Glencore Canada Corporation	CID000185
Gold	Cendres + Métaux S.A.	CID000189
Gold	CGR Metalloys Pvt Ltd.	CID003382
Gold	Chimet S.p.A.	CID000233
Gold	Chugai Mining	CID000264
Gold	Daejin Indus Co., Ltd.	CID000328
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867
Gold	Dijllah Gold Refinery FZC	CID003348
Gold	DODUCO Contacts and Refining GmbH	CID000362
Gold	Dowa	CID000401
Gold	DS PRETECH Co., Ltd.	CID003195
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd.	CID000425
Gold	Emirates Gold DMCC	CID002561
Gold	Fidelity Printers and Refiners Ltd.	CID002515
Gold	Fujairah Gold FZE	CID002584
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	CID002852
Gold	Geib Refining Corporation	CID002459

Metal	Standard Smelter Name	Smelter ID
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909
Gold	Guangdong Jinding Gold Limited	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671
Gold	HeeSung	CID000689
Gold	Heimerle + Meule GmbH	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CID000773
Gold	Hwasung CJ Co., Ltd.	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801
Gold	International Precious Metal Refiners	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807
Gold	Istanbul Gold Refinery	CID000814
Gold	Italpreziosi	CID002765
Gold	Japan Mint	CID000823
Gold	Jiangxi Copper Co., Ltd.	CID000855
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927
Gold	JSC Uralelectromed	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937
Gold	Kaloti Precious Metals	CID002563
Gold	Kazakhmys Smelting LLC	CID000956
Gold	Kazzinc	CID000957
Gold	Kennecott Utah Copper LLC	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Kyrgyzaltyn JSC	CID001029
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865
Gold	L’azurde Company For Jewelry	CID001032
Gold	Lingbao Gold Co., Ltd.	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058
Gold	L’Orfebre S.A.	CID002762
Gold	LS-NIKKO Copper Inc.	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093
Gold	Marsam Metals	CID002606
Gold	Materion	CID001113
Gold	Matsuda Sangyo Co., Ltd.	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147
Gold	Metalor Technologies S.A.	CID001153

Metal	Standard Smelter Name	Smelter ID
Gold	Metalor USA Refining Corporation	CID001157
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161
Gold	Mitsubishi Materials Corporation	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509
Gold	Modeltech Sdn Bhd	CID002857
Gold	Morris and Watson	CID002282
Gold	Morris and Watson Gold Coast	CID002866
Gold	Moscow Special Alloys Processing Plant	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220
Gold	Navoi Mining and Metallurgical Combinat	CID001236
Gold	NH Recytech Company	CID003189
Gold	Nihon Material Co., Ltd.	CID001259
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	CID001326
Gold	OJSC Novosibirsk Refinery	CID000493
Gold	PAMP S.A.	CID001352
Gold	Pease & Curren	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362
Gold	Planta Recuperadora de Metales SpA	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	CID001397
Gold	PX Précinox S.A.	CID001498
Gold	QG Refining, LLC	CID003324
Gold	Rand Refinery (Pty) Ltd.	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522
Gold	Remondis Argentia B.V.	CID002582
Gold	Republic Metals Corporation	CID002510
Gold	Royal Canadian Mint	CID001534
Gold	SAAMP	CID002761
Gold	Sabin Metal Corp.	CID001546
Gold	Safimet S.p.A	CID002973
Gold	SAFINA A.S.	CID002290
Gold	Sai Refinery	CID002853
Gold	Samduck Precious Metals	CID001555
Gold	SAMWON Metals Corp.	CID001562
Gold	SAXONIA Edelmetalle GmbH	CID002777
Gold	SEMPSA Joyería Platería S.A.	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622
Gold	Shangdong Humon Smelting Co., Ltd.	CID002525
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736
Gold	Singway Technology Co., Ltd.	CID002516

Metal	Standard Smelter Name	Smelter ID
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	Sovereign Metals	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153
Gold	Sudan Gold Refinery	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798
Gold	SungEel HiTech	CID002918
Gold	T.C.A S.p.A	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916
Gold	Tokuriki Honten Co., Ltd.	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947
Gold	Tony Goetz NV	CID002587
Gold	TOO Tau-Ken-Altyn	CID002615
Gold	Torecom	CID001955
Gold	Umicore Brasil Ltda.	CID001977
Gold	Umicore Precious Metals Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	Universal Precious Metals Refining Zambia	CID002854
Gold	Valcambi S.A.	CID002003
Gold	Western Australian Mint trading as The Perth Mint	CID002030
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Gold	Yunnan Copper Industry Co., Ltd.	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224
Tantalum	Asaka Riken Co., Ltd.	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211
Tantalum	CP Metals Inc.	CID003402
Tantalum	D Block Metals, LLC	CID002504
Tantalum	Exotech Inc.	CID000456
Tantalum	F&X Electro-Materials Ltd.	CID000460
Tantalum	FIR Metals & Resource Ltd.	CID002505
Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616
Tantalum	H.C. Starck Co., Ltd.	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547
Tantalum	H.C. Starck Inc.	CID002548
Tantalum	H.C. Starck Ltd.	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545

Metal	Standard Smelter Name	Smelter ID
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	Jiujiang Janny New Material Co., Ltd.	CID003191
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506
Tantalum	KEMET Blue Metals	CID002539
Tantalum	KEMET Blue Powder	CID002568
Tantalum	LSM Brasil S.A.	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineracao Taboca S.A.	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	Power Resources Ltd.	CID002847
Tantalum	QuantumClean	CID001508
Tantalum	Resind Industria e Comercio Ltda.	CID002707
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522
Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemicals	CID001869
Tantalum	Telex Metals	CID001891
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tin	Alpha	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CV Ayi Jaya	CID002570
Tin	CV Dua Sekawan	CID002592
Tin	CV Gita Pesona	CID000306
Tin	CV Tiga Sekawan	CID002593
Tin	CV United Smelting	CID000315
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CID003356
Tin	Dowa	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572
Tin	EM Vinto	CID000438
Tin	Estanho de Rondônia S.A.	CID000448
Tin	Fenix Metals	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538

Metal	Standard Smelter Name	Smelter ID
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CID003116
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Metallo Belgium N.V.	CID002773
Tin	Metallo Spain S.L.U.	CID002774
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	Pongpipat Company Limited	CID003208
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Inti Perkasa	CID001402
Tin	PT Babel Surya Alam Lestari	CID001406
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Serumpun	CID003205
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT Bukit Timah	CID001428
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Inti Stania Prima	CID002530
Tin	PT Kijang Jaya Mandiri	CID002829
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Panca Mega Persada	CID001457
Tin	PT Premium Tin Indonesia	CID000313
Tin	PT Prima Timah Utama	CID001458
Tin	PT Rajawali Rimba Perkasa	CID003381
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Sariwiguna Binasentosa	CID001463
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Sukses Inti Makmur	CID002816
Tin	PT Sumber Jaya Indah	CID001471

Metal	Standard Smelter Name	Smelter ID
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tinindo Inter Nusa	CID001490
Tin	PT Tirus Putra Mandiri	CID002478
Tin	PT Tommy Utama	CID001493
Tin	Resind Industria e Comercio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Super Ligas	CID002756
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	CID002834
Tin	Thaisarco	CID001898
Tin	Tin Technology & Refining	CID003325
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company Limited	CID002180
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CID000281
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317

Metal	Standard Smelter Name	Smelter ID
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	KGETS CO., LTD.	CID003388
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Moliren Ltd	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Wolfram Bergbau und Hütten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095